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                                                                 EXHIBIT 11.1

                                 Rom Tech, Inc.
                          Computation of Loss Per Share

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

                                                                     Three months ended          Nine months ended
                                                                          March 31,                  March 31,
                                                                  --------------------------  ------------------------
                                                                      1996         1995          1996          1995
                                                                      ----         ----          ----          ----
Net loss                                                           ($392,472)    ($6,384)     ($706,214)    ($212,936)
                                                                    --------      ------       --------      --------

Common and common equivalent shares outstanding:
  Weighted average common shares outstanding
    represented by the shares received by the stockholders
    of AOMC in connection with the reverse acquisition,
    and recorded as arecapitalization of the previously
    outstanding common stock of AOMC. Such shares have been
    retroactively restated to reflect the effectof the
    recapitalization for all periods presented.                    1,575,000   1,575,000      1,575,000     1,575,000


 Weighted average common shares outstanding of the Company
    at the time of the Merger and shares issued in connection
    with the IPO and the exercise of warrants.                     3,373,803                  2,061,657

 Additional shares assumed to be outstanding resulting from
    the exercise of the warrants received by the stockholders
    of AOMC in connection with thereverse acquisition (computed
    using the treasury stock method).                                            354,166                      354,166

                                                                 -----------  ----------    -----------   -----------
                                                                   4,948,803   1,929,166      3,636,657     1,929,166
                                                                 -----------  ----------    -----------   -----------

Net loss per common and common equivalent share                       ($0.08)     ($0.00)        ($0.19)       ($0.11)
                                                                       -----       -----          -----         -----
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